                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                        AMERICAN HOMESTAR CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                                                               September 6, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of American Homestar Corporation (the "Company") to be held at South Shore Harbor Hotel, 2500 South Shore Boulevard, League City, Texas 77573 on Friday, October 11, 1996, at 10:00 a.m. local time. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of eight directors of the Company, an amendment to the Company's 1994 Stock Compensation Plan (the "Stock Compensation Plan") and ratification of the selection of independent certified public accountants. We have also enclosed a copy of the Company's Annual Report for the fiscal year ended May 31, 1996.

     The Company's Board of Directors believes that a favorable vote for each person nominated to serve as a director of the Company, for the amendment to the Stock Compensation Plan and for ratification of the selection of KPMG Peat Marwick LLP as independent certified public accountants are in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each nominee, "FOR" the amendment and "FOR" such ratification. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

     Please sign, date and return the enclosed Proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a Proxy.

                                        Sincerely,

                                        /s/ FINIS F. TEETER

                                        Finis F. Teeter
                                        Chairman of the Board

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 11, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of American Homestar Corporation, a Texas corporation (the "Company"), will be held at South Shore Harbor Hotel, 2500 South Shore Boulevard, League City, Texas 77573, on Friday, October 11, 1996, 10:00 a.m. local time. A Proxy and a Proxy Statement for the Meeting are enclosed.

     The Meeting is for the following purposes:

          (1) To elect eight members of the Board of Directors for terms expiring in 1997.

          (2) To amend the Company's 1994 Stock Compensation Plan.

          (3) To consider and ratify the selection of the Company's independent certified public accountants.

          (4) To transact any other business that may properly come before the Meeting or any adjournments thereof.

     The close of business on August 26, 1996 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to the examination of any shareholder during ordinary business hours at the offices of the Company at 2450 South Shore Boulevard, Suite 300, League City, Texas 77573.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

     SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                        By Order of the Board of Directors

                                        /s/ CRAIG A. REYNOLDS

                                        Craig A. Reynolds
                                        Secretary
Houston, Texas
September 6, 1996

                         AMERICAN HOMESTAR CORPORATION
                     2450 SOUTH SHORE BOULEVARD, SUITE 300
                            LEAGUE CITY, TEXAS 77573

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 11, 1996

     This Proxy Statement is being first mailed on or about September 6, 1996, to shareholders of American Homestar Corporation, a Texas corporation (the "Company"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at South Shore Harbor Hotel, 2500 South Shore Boulevard, League City, Texas 77573, on Friday, October 11, 1996, at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

     The purpose of the Meeting is to consider and act upon (i) the election of eight directors for terms expiring in 1997; (ii) an amendment to the Company's 1994 Stock Compensation Plan (the "Stock Compensation Plan"); (iii) the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants; and (iv) such other matters as may properly come before the Meeting or any adjournments thereof.

     All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the eight persons named under "Election of Directors" as nominees for election as directors of the Company for terms expiring in 1997; (ii) FOR the amendment to the Stock Compensation Plan;
(iii) for the ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants; and (iv) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment thereof.

     Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. Any shareholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice to the Secretary of the Company, by execution and delivery of a later Proxy or by voting in person at the Meeting.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the shareholders entitled to vote at the Meeting was the close of business on August 26, 1996 (the "Record Date"), at which time the Company had issued and outstanding approximately 8,620,545 shares of Common Stock, par value $.05 per share (the "Common Stock"). The shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

     The presence at the Meeting, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date will be entitled to cast one vote for each share of Common Stock registered in such holder's name.

     Approval of Proposal No. 1 to elect the eight nominees to serve as members of the Board of Directors for terms expiring at the Company's Annual Meeting of Shareholders in 1997 requires the affirmative vote of a plurality of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Votes may be cast in favor or withheld with respect to such proposal. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

     In order to comply with certain rules promulgated under the Internal Revenue Code and of the Nasdaq National Market, approval of Proposal No. 2 to amend the Stock Compensation Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. Abstentions on the proposal may be specified and will have the same effect as a vote against such proposal.

     Approval of Proposal No. 3 to ratify the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants requires the affirmative vote of a majority of the shares present or represented at the Meeting and entitled to vote thereon. Abstentions on such proposal may be specified and will have the same effect as a vote against such proposal.

     The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners or persons entitled to vote thereon), if any, as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter requiring discretionary voting, broker non-votes will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Brokers or nominees have discretionary power to vote on Proposals No. 1 and 3, but have no discretionary power to vote with respect to Proposal No. 2. Accordingly, broker non-votes will not be counted with respect to Proposal No. 2.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information as of August 26, 1996, regarding the beneficial ownership of Common Stock of the Company by (i) each person as a group known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Named Executive Officers (as herein defined) and
(iv) the directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of capital stock owned by them, unless otherwise noted.

                     NAME OF BENEFICIAL                   AMOUNT AND NATURE OF
                       OWNER OR GROUP                     BENEFICIAL OWNERSHIP     PERCENT OF CLASS
                     ------------------                   --------------------     ----------------
    Finis F. Teeter(1)(2)(3)............................        1,511,103                17.5%
    Laurence A. Dawson, Jr.(1)(3)(4)....................        1,329,337                15.4%
    Craig A. Reynolds(5)................................           79,188                  *
    Charles N. Carney, Jr.(5)...........................          153,144                 1.8%
    Jackie H. Holland(6)................................           28,538                  *
    James J. Fallon(7)..................................           70,525                  *
    William O. Hunt(8)..................................           18,125                  *
    Jack L. McDonald(9).................................           10,625                  *
    FMR Corp.(10).......................................          480,375                 5.6%
    Directors and executive officers as a group (8
      persons)..........................................        3,200,585                36.9%

- ---------------

  *  Less than 1%.

 (1) The address of Finis F. Teeter is 2450 South Shore Boulevard, Suite 300, League City, Texas 77573. The address of Laurence A. Dawson, Jr. is 2221 East Lamar Boulevard, Suite 790, Arlington, Texas 76006.

 (2) Mr. Teeter's shares include 878,782 shares that are owned by Teeter Investments, Ltd., a limited partnership in which Mr. Teeter is the managing general partner, and 144,164 shares that are owned by the Teeter 1992 Trust, of which Mr. Teeter is trustee. Includes 5,000 shares that are purchasable, within 60 days, pursuant to an exercisable option.

 (3) These shareholders, along with the Teeter 1992 Trust, Charlotte A. Teeter, Dwayne M. Teeter, Laurie A. Lowry, Stacy M. Dawson and Cami Dawson Boyd, have entered into the Shareholders Agreement (as herein defined), pursuant to which they have agreed to vote their shares to elect six designees of the Teeter Group and the Dawson Group as directors. Therefore, with respect to such matter, these shareholders collectively control the vote of 2,939,934 or 34.1% of the Common Stock.

 (4) Mr. Dawson's shares include 762,500 shares that are owned by Dawson Adventures, Ltd. ("DAL"), a limited partnership in which Mr. Dawson is the managing general partner. Mr. Dawson has the sole power to dispose of all of such shares but, pursuant to the terms of the DAL partnership agreement, Mr. Dawson currently has the power to vote only 162,094 of such shares. In addition, the beneficial ownership figure for Mr. Dawson includes 327,863 shares that are owned jointly with Mrs. Dawson. Mrs. Dawson is deemed to beneficially own 162,094 shares that are owned by DAL by virtue of the fact that she has the right to vote such shares pursuant to the partnership agreement; however, she does not currently have the power to dispose of such shares. Includes 5,000 shares that are purchasable, within 60 days, pursuant to an exercisable option.

 (5) Includes 3,750 shares that are purchasable, within 60 days, pursuant to an exercisable option.

 (6) Of these shares, 3,806 are subject to a stock restriction agreement with the Company. Includes 1,500 shares that are purchasable pursuant to an immediately exercisable stock option and 3,000 shares that are purchasable, within 60 days, pursuant to an exercisable option.

 (7) Of these shares, 18,163 are subject to a stock restriction agreement with the Company. Includes 1,500 shares that are purchasable pursuant to an immediately exercisable stock option and 3,000 shares that are purchasable, within 60 days, pursuant to an exercisable option.

 (8) Includes 10,625 shares that are purchasable pursuant to an immediately exercisable stock option.

 (9) All such shares are purchasable pursuant to an immediately exercisable stock option.

(10) Pursuant to Schedule 13G, FMR Corp. was the beneficial owner of 480,375 shares, of which it has the sole power to vote or direct the vote of 34,125 shares at December 31, 1995. Such shares have been adjusted to reflect the Company's 5 for 4 stock split on January 18, 1996.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     There are eight directors to be elected for terms expiring at the Company's Annual Meeting of Shareholders in 1997 or until their successors have been elected and qualified. It is intended that the names of the persons indicated in the following table will be placed in nomination and that the persons named in the Proxy will vote for their election. Each of the nominees has indicated his willingness to serve as a member of the Board of Directors, if elected; however, if any nominee becomes unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than eight nominees.

     The nominees are as follows:

             NAME               AGE                       POSITION
             ----               ---                       --------
Finis F. Teeter(1)............  52     Chairman of the Board and Co-Chief Executive
                                         Officer
Laurence A. Dawson, Jr.(1)....  52     President, Co-Chief Executive Officer and
                                       Director
Craig A. Reynolds.............  47     Executive Vice President, Chief Financial
                                       Officer, Secretary and Director
Jackie H. Holland.............  49     Vice President, Treasurer and Director
Charles N. Carney, Jr.........  41     Vice President and Director
James J. Fallon...............  56     Vice President and Director
William O. Hunt(2)(3).........  62     Director
Jack L. McDonald(2)(3)........  63     Director

- ---------------

(1)  Member of the Executive Committee

(2)  Member of the Compensation Committee

(3)  Member of the Audit Committee

     Finis F. Teeter is a founder of the Company and has served as its Chairman of the Board and Chief Executive Officer from 1971 until August 1993. Since August 1993, Mr. Teeter has served as its Chairman of the Board and Co-Chief Executive Officer. Prior to forming the Company, Mr. Teeter served in various sales and sales management capacities with Teeter Mobile Homes from 1962 to 1969 and with Mobile Home Industries from 1969 to late 1970.

     Laurence A. Dawson, Jr. has served as President, Co-Chief Executive Officer and as a Director of the Company since August 1993. Mr. Dawson served as Chief Executive Officer and Chairman of the Board of Oak Creek Homes, Inc. ("Oak Creek") from its founding in 1983 until August 31, 1993. Mr. Dawson served as Executive Vice President-Chief Operating Officer and in other executive positions with Kaufman & Broad Home Systems, Inc. from 1972 to 1983. Mr. Dawson is a director of the Manufactured Housing Institute and the Texas Manufactured Housing Association. Mr. Dawson holds a Master of Business Administration degree from Harvard University.

     Craig A. Reynolds has served as Executive Vice President, Chief Financial Officer and Secretary of the Company since joining the Company in 1982, and has been a Director of the Company since 1985. Mr. Reynolds is a Certified Public Accountant and holds a Master of Business Administration degree from Florida Institute of Technology.

     Jackie H. Holland has served as Vice President, Treasurer and as a Director of the Company since August 1993. Mr. Holland has served as Vice President and Chief Financial Officer of Oak Creek since 1989. Before joining Oak Creek, Mr. Holland held various financial and general management positions with Palm

Harbor Homes, Inc. from 1978 to 1989 and Redman Homes, Inc. from 1970 to 1978. Mr. Holland holds a Bachelor of Science in Accounting degree from the University of North Alabama.

     Charles N. Carney, Jr. has served as Vice President of the Company since June 1993 and as President of Nationwide Housing Systems, Inc., a subsidiary of the Company (the retail division), since 1987. He has served as a Director of the Company since August 1993. Mr. Carney has served in various sales, sales management and senior sales management capacities with the Company since joining its predecessor in 1977. Mr. Carney holds a Bachelor of Business Administration degree from Eastern Kentucky University.

     James J. Fallon has served as Vice President and as a Director of the Company since August 1993 and as President of Oak Creek since December 1993. Prior to that time, Mr. Fallon served in various general management capacities with Oak Creek, Kaufman & Broad Home Systems, Inc., and Fleetwood Homes, Inc. Mr. Fallon holds a Bachelor of Science in Electrical Engineering from Purdue University.

     William O. Hunt has served as a Director of the Company since July 1994. Mr. Hunt has also served as Chairman of the Board, Chief Executive Officer and President of Intellicall, Inc., a diversified telecommunications company providing products and services to pay telephone networks on a worldwide basis, since December 1992. From July 1989 through July 1992 (when it was sold to The Allen Group, Inc. ("Allen")), Mr. Hunt was Chairman of the Board, Chief Executive Officer and President of Alliance Telecommunications Corporation ("Alliance"), a privately-held corporation engaged in the manufacture and service of wireless communications systems worldwide. From August 1990 to August 1993, Mr. Hunt served as Chairman of the Board of Hogan Systems, Inc. ("Hogan"), a leading supplier of application software for the financial and banking industry. Since August 1993, Mr. Hunt has served as Vice Chairman of Hogan. He is also a director of Dr. Pepper Bottling Company of Texas and Allen, a firm active in the automotive and mobile communications industry.

     Jack L. McDonald has served as a Director of the Company since September 1994. From 1978 until his retirement in 1985, Mr. McDonald served as President and Chief Operating Officer of Centex Corporation, a corporation involved in the home-building, cement, oil and gas and general construction industries. Since his retirement, he has been self-employed as a business consultant. Mr. McDonald is also a director of Triangle Pacific Corp., Bally's Nevada, Inc., U.S. Homes Corp. and AMRE, Inc.

SHAREHOLDERS AGREEMENT

     Messrs. Dawson and Teeter and certain respective family members and affiliates (the "Teeter Group" and the "Dawson Group," respectively, and the "Groups," collectively), are parties to a shareholders agreement (the "Shareholders Agreement"). The Shareholders Agreement generally restricts the transferability of the Common Stock owned by the parties thereto and provides for the joint management and control of the Company by Messrs. Teeter and Dawson. The Shareholders Agreement provides that (i) the Teeter Group and Dawson Group shall vote their shares to elect at least six designees of such Groups as directors of the Company (with such designation right being forfeited by a Group if it fails to have voting control of at least 750,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations and similar changes)) and (ii) the members of the Executive Committee of the Board of Directors shall be designated by the directors designated by the Groups. The Shareholders Agreement will automatically terminate on July 12, 1997.

                       BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors met four times and acted by unanimous written consent twice during fiscal 1996. During fiscal 1996, each member of the Board of Directors participated in at least 75% of all Board of Directors and applicable committee meetings held during the period for which he was a director.

     The Board of Directors has established audit, executive and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1996 are described below.

     Audit Committee. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be independent certified public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent certified public accountants or the Board of Directors; and evaluates all public financial reporting documents of the Company. Messrs. Hunt and McDonald currently are members of the Audit Committee. The Audit Committee met twice during fiscal 1996.

     Compensation Committee. The Compensation Committee approves the compensation of executive officers of the Company, establishes and monitors the compensation policies of the Company, and administers the Stock Compensation Plan. The Compensation Committee has the power to determine from time to time the individuals to whom options will be granted, the number of shares to be covered by each option and the times at which options will be granted. Messrs. Hunt and McDonald currently are members of the Compensation Committee. The Compensation Committee met four times and acted by unanimous written consent four times during fiscal 1996.

     Executive Committee. The Executive Committee is empowered to act in lieu of the Board of Directors on any matter except where action of the Board of Directors as a whole is expressly required by law or by the Articles of Incorporation or Bylaws of the Company. Messrs. Teeter and Dawson currently are members of the Executive Committee. The Executive Committee met eight times during fiscal 1996.

     The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

                                 PROPOSAL NO. 2

                    AMENDMENT TO THE STOCK COMPENSATION PLAN

     The Board of Directors has unanimously approved an amendment to the Stock Compensation Plan, subject to the approval of the shareholders, pursuant to which the total number of shares of the Company's Common Stock subject thereto will increase from 750,000 shares to 1,200,000 shares.

     The Stock Compensation Plan provides for the grant of "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options, restricted stock awards and stock appreciation rights (collectively referred to as "Awards"). All of the Company's employees, Independent Directors (as herein defined) and advisors are eligible to receive nonqualified stock options, restricted stock awards and stock appreciation rights under the Stock Compensation Plan, but only employees of the Company are eligible to receive incentive stock options. As of August 26, 1996, approximately 1,300 persons were eligible for participation in the Stock Compensation Plan. The Board of Directors has unanimously approved an amendment to the Stock Compensation Plan, subject to the approval of the shareholders, which increases the total number of shares of Common Stock subject thereto from 750,000 shares to 1,200,000 shares. As of August 26, 1996, options to purchase 749,000 shares of Common Stock had been granted under the Stock Compensation Plan, of which options to purchase 10,500 shares of Common Stock had been exercised, options to purchase 674,625 shares of Common Stock remained outstanding and had not yet been exercised and options to purchase 64,875 shares of Common Stock remained available for grant. No grants of restricted stock or stock appreciation rights have been made.

     The Stock Compensation Plan must be administered by a committee of the Board of Directors (the "Committee"), consisting of two or more non-employee directors within the meaning of Rule 16b-3. The Plan is currently administered by the Compensation Committee. The Committee has, subject to the terms of the Stock Compensation Plan, the sole authority to grant Awards under the Stock Compensation Plan (other than to Independent Directors), to construe and interpret the Stock Compensation Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the Stock Compensation Plan.

     Options are exercisable during the period specified in each option agreement and are exercisable in installments pursuant to a vesting schedule to be designated by the Committee. Restricted stock awards will give the recipient the right to receive a specified number of shares of Common Stock contingent upon remaining a Company employee for a specified period, as determined by the Committee. Notwithstanding the provisions of any option agreement or restricted stock agreement, options will become immediately exercisable and all restrictions will immediately lapse with respect to any award of restricted stock in the event of a change or threatened change in control of the Company and in the event of certain mergers and reorganizations of the Company. No options will remain exercisable later than ten years after the date of grant. In addition, options may be subject to early termination within a designated period following the optionee's cessation of service with the Company.

     The aggregate fair market value of Common Stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year may not exceed $100,000. The exercise price for incentive stock options granted under the Stock Compensation Plan may be no less than the fair market value of the Common Stock on the date of grant (or 110% of the fair market value on the date of grant in the case of incentive stock options granted to employees owning more than 10% of the Common Stock). The exercise price for nonqualified options granted under the Stock Compensation Plan will be in the discretion of the Committee.

     The exercise price for any option may be paid (i) in cash, (ii) by certified or cashier's check, (iii) if permitted by the Committee, in shares of Common Stock valued at the then fair market value thereof, (iv) if permitted by the Committee, by cash or certified or cashier's check for the par value of the shares plus a promissory note for the balance of the purchase price, which note will contain such terms and provisions as the Committee may approve, including without limitation the right to repay the note partially or wholly with Common Stock, (v) by delivery of a copy of irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares purchased upon exercise of the option or to pledge them as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price or (vi) in any other form of valid consideration, as permitted by the Committee in its discretion. The closing price of the Common Stock on August 26, 1996, as reported on the NASDAQ National Market, was $22.25.

     The Stock Compensation Plan provides for automatic grants of nonqualified options to purchase 5,000 shares of Common Stock to Independent Directors upon each such person's initial election to the Board of Directors. Each such option
(i) entitles the director to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant,
(ii) is immediately exercisable and (iii) has a term of ten years. In addition, each Independent Director will receive a nonqualified option to purchase 10,000 shares of Common Stock in the year following such person's initial term as an Independent Director, if reelected, and every fourth year reelected thereafter. Each of such options (i) entitles the director to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant, (ii) vests 25% annually, with the initial 25% becoming exercisable on the date of grant of the option and an additional 25% exercisable on each of the first three anniversaries of the grant date and (iii) has a term of ten years.

     Summary of Certain Federal Income Tax Consequences Relating to Incentive Stock Options. No taxable income is realized by a participant and no tax deduction is available to the Company upon either the grant or exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for more than one year after the issuance of the shares upon exercise of the incentive stock option and more than two years after the date of the grant of the incentive stock option (the "holding period"), the difference between the exercise price and the amount realized upon the sale of the shares will be treated as a long-term capital gain or loss and no deduction will be available to the Company. If the shares are transferred before the expiration of the holding period, the participant will realize ordinary income and the Company will be entitled to a deduction on the portion of the gain, if any, equal to the difference between the incentive stock option exercise price and the fair market value of the shares on the date of exercise or, if less, the difference between the amount realized on the disposition and the adjusted basis of the stock; provided however, that the deduction will not be allowed if such amount exceeds the annual one million dollar limitation on the deduction that an employer may claim for compensation of certain executives pursuant to Section 162(m) of the Code (the "Deduction Limitation") and does not satisfy an exception to the Deduction Limitation. Any further gain or loss from an arm's-length sale or exchange will be taxable as a long-term or short-term capital gain or loss depending upon the holding period before disposition. Certain special rules apply if an incentive stock option is exercised by tendering stock.

     The difference between the incentive stock option exercise price and the fair market value, at the time of exercise, of the Common Stock acquired upon the exercise of an incentive stock option may give rise to alternative minimum taxable income subject to an alternative minimum tax. Special rules also may apply in certain cases where there are subsequent sales of shares in disqualifying dispositions and to determine the basis of the stock for purposes of computing alternative minimum taxable income on subsequent sale of the shares.

     Summary of Certain Federal Income Tax Consequences Relating to Nonqualified Stock Options. No taxable income generally is realized by the participant upon the grant of a nonqualified stock option, and no deduction generally is then available to the Company. Upon exercise of a nonqualified stock option, the excess of the fair market value of the shares on the date of exercise over the exercise price will be taxable to the participant as ordinary income. Such amount will also be deductible by the Company unless such amount exceeds the Deduction Limitation and does not satisfy an exception to the Deduction Limitation. The tax basis of shares acquired by the participant will be the fair market value on the date of exercise. When a participant disposes of shares acquired upon exercise of a nonqualified stock option, any amount realized in excess of the fair market value of the shares on the date of exercise generally will be treated as a capital gain and will be long-term or short-term, depending on the holding period of the shares. The holding period commences upon exercise of the nonqualified stock option. If the amount received is less than such fair market value, the loss will be treated as a long-term or short-term capital loss, depending on the holding period of the shares. The exercise of a nonqualified stock option will not trigger the alternative minimum tax consequences applicable to incentive stock options.

     Summary of Certain Federal Income Tax Consequences Relating to Stock Appreciation Rights. No taxable income will be realized by a participant upon the grant of a stock appreciation right and no deduction will be available to the Company. Upon the exercise of the stock appreciation right, the participant will realize taxable income equal to the cash or the fair market value (on the date of exercise) of the shares, or both, received, and the Company will be entitled to a deduction unless such amount exceeds the Deduction Limitation and does not satisfy an exception to the Deduction Limitation. The tax basis of any shares received will be the fair market value on the date of exercise and, if shares received are held for more than one year, the participant will realize long-term capital gain or loss upon disposition.

     Summary of Certain Federal Income Tax Consequences Relating to Restricted Stock. Unless a participant otherwise elects to be taxed upon receipt of shares of restricted stock under the Stock Compensation Plan, he must include in his taxable income the difference between the fair market value of the shares and the amount paid, if any, for the shares, as of the first date the participant's interest in the shares is no longer subject to a substantial risk of forfeiture or such shares are transferable. A participant's rights in restricted stock awarded under the Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. Where shares of restricted stock received under the Stock Compensation Plan are subject to a substantial risk of forfeiture, the participant can elect to report the difference between the fair market value of the shares on the date of receipt and the amount paid, if any, for the stock as ordinary income in the year of receipt. To be effective, the election must be filed with the Internal Revenue Service within 30 days after the date the shares are transferred to the participant. The Company is entitled to a Federal income tax deduction equal in amount to the amount includable as compensation in the gross income of the participant unless such amount exceeds the Deduction Limitation and does not satisfy an exception to the Deduction Limitation. The amount of taxable gain arising from a participant's sale of shares of restricted stock acquired pursuant to the Stock Compensation Plan is equal to the excess of the amount realized on such sale over the sum of the amount paid, if any, for the stock and the compensation element included by the participant in taxable income. For stock held for more than one year, the participant will realize long-term capital gain or loss upon disposition.

VOTE REQUIRED

     The amendment to the Stock Compensation Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote thereon. If approved by the shareholders, such amendment will be effective as of October 14, 1996. Unless otherwise instructed, it is the intent of the persons named in the Proxy to vote all Proxies "FOR" the adoption of this proposal.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
                   AMENDMENT TO THE STOCK COMPENSATION PLAN.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company is engaged in a competitive and specialized industry and believes that it must be able to attract and retain experienced, qualified executives and key employees. The Company's executive compensation program for fiscal 1997 was established by the Compensation Committee, comprised of the Independent Directors.

  Executive Compensation Policy

     The Company's compensation policy is designed to support the overall objective of enhancing value for the Company's shareholders by:

     - Attracting, developing, rewarding and retaining highly qualified and productive individuals.

     - Directly relating compensation to both Company and individual performance.

     - Ensuring compensation levels that are externally competitive and internally equitable.

     - Encouraging executive stock ownership to enhance a mutuality of interest with other shareholders.

     The following is a description of the specific elements of the Company's executive compensation and how each relates to the objectives and policy outlined above. See also "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

     Base Salary. The Compensation Committee reviewed each executive officer's salary. In determining appropriate salary levels, the Compensation Committee considered individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility.

     Short-term Incentives. In fiscal 1996, the Co-Chief Executive Officers qualified for annual bonuses based on the performance and profitability of the entire Company. In fiscal 1996, all other executive officers were eligible for quarterly incentive and/or annual bonuses based on performance and profitability of the operating division or unit over which that executive exercised the most direct operating control.

     Long-Term Incentives. The Company's long-term incentive compensation philosophy is that long-term incentives should be related to improvement in long-term shareholder value, thereby creating a mutuality of interest with shareholders. In furtherance of this objective, the Company awards to its executive officers stock options under the Stock Compensation Plan. Stock options encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. Stock options generally are exercisable at the fair market value at the date of grant and in five installments beginning one year after the date of grant. The Company also has the ability under the Stock Compensation Plan to award other stock-based compensation incentives, such as restricted stock and stock appreciation rights, although it has not done so to date.

     Rationale for Co-Chief Executive Officer Compensation. Prior to August 1993, Messrs. Teeter and Dawson had founded and were the principal shareholder, Chairman, President and Chief Executive Officer of their respective companies. In connection with the August 1993 combination of those companies and since that time, Messrs. Teeter and Dawson have served as Co-Chief Executive Officers of the Company. Their compensation packages have been designed to encourage short-term and long-term performance in line with the interests of the Company's shareholders. In addition, each has a significant stock ownership position in the Company, as described elsewhere herein, and therefore, each has a substantial incentive to enhance shareholders' interests and value.

     For fiscal 1996, Messrs. Teeter and Dawson each had an annual base salary of $180,000 and annual incentives as described above. For fiscal 1997, and pursuant to separate employment agreements each has with the Company, their respective base salary amounts remain unchanged, and incentive compensation is on an annual basis; however, the Compensation Committee is currently reviewing such employment agreements in order to extend the terms thereof and to evaluate the compensation payable thereunder, which compensation may differ from the compensation paid to Messrs. Teeter and Dawson for fiscal 1996.

     This report is submitted by the members of the Compensation Committee as of the end of the 1996 fiscal year.

                                            William O. Hunt
                                            Jack L. McDonald

     The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation to the Company's Co-Chief Executive Officers and the four most highly compensated executive officers for services rendered in all capacities during the Company's last three fiscal years (collectively referred to herein as the "Named Executive Officers").

                                                                    LONG-TERM COMPENSATION
                                                            --------------------------------------
                                                                                         PAYOUTS
                                                                     AWARDS             ----------
                                                            -------------------------   SECURITIES
                               ANNUAL COMPENSATION             OTHER       RESTRICTED   UNDERLYING
                           ----------------------------        ANNUAL        STOCK       OPTIONS/     LTIP        ALL OTHER
   NAME AND PRINCIPAL      FISCAL   SALARY       BONUS      COMPENSATION     AWARDS        SARS      PAYOUTS     COMPENSATION
        POSITION            YEAR      ($)         ($)           ($)           ($)         (#)(3)       ($)           ($)
- -------------------------  ------   -------     -------     ------------   ----------   ----------   -------     ------------
Finis F. Teeter             1996    180,000     232,477            --            --        25,000        --         35,796(1)
  Chairman of the Board     1995    180,000     170,390            --            --            --        --         17,599(1)
  and Co-Chief Executive    1994    180,000     101,236            --            --            --        --          5,091(1)
  Officer

Laurence A. Dawson, Jr.     1996    180,000     232,477            --            --        25,000        --         30,073(2)
  President and Co-Chief    1995    180,000     170,390            --            --            --        --         35,500(2)
  Executive Officer         1994    135,000(7)   84,151(7)         --            --            --        --         20,894(2)

Craig A. Reynolds           1996    125,000     103,323            --            --        18,750        --          4,268(3)
  Executive                 1995     96,000     125,122            --            --            --        --          3,588(3)
  Vice-President,           1994     96,000      68,790            --            --            --        --          2,085(3)
  Chief Financial Officer
  and Secretary

Charles N. Carney, Jr.      1996    100,000     235,172            --            --        18,750        --          3,278(4)
  Vice President of the     1995     96,000     239,041            --            --            --        --          1,500(4)
  Company and President of  1994     96,000     129,521            --            --            --        --            710(4)
  Nationwide Housing
  Systems, Inc.

James J. Fallon             1996     60,000     408,019            --            --        15,000        --          2,137(5)
  Vice President of the     1995     60,000     260,244            --            --         3,750        --          1,500(5)
  Company and President of  1994     45,000(7)  117,052(7)         --            --            --        --             --
  Oak Creek Homes, Inc.

Jackie H. Holland           1996     79,200     115,608            --            --        15,000        --          6,461(6)
  Vice President and        1995     79,200      86,777            --            --         3,750        --          6,300(6)
  Treasurer                 1994     59,400(7)   18,700(7)         --            --            --        --             --

- ---------------

(1) Consists of $9,000 of car allowance in fiscal 1996 and 1995, $883, $1,500 and $895 of Company contributions to the Company's Saving Plan in fiscal 1994, 1995 and 1996, respectively, $4,208, $7,099 and $7,886 for payments of term life and disability insurance in fiscal 1994, 1995 and 1996, respectively, and $18,015 for equivalent compensation as provided for in Mr. Teeter's employment agreement in fiscal 1996.

(2) Consists of $9,000 car allowance in fiscal 1996 and 1995, $1,500 and $2,310 of Company contributions to the Company's Savings Plan in fiscal 1995 and 1996, respectively, and payments of $20,894, $25,000 and $18,763 for premiums for split-dollar life insurance policy and health insurance in fiscal 1994, 1995 and 1996, respectively.

(3) Consists of $960, $960 and $1,090 of Company contributions to the Company's Savings Plan in fiscal 1994, 1995 and 1996, respectively, and $1,125, $2,628 and $3,178 for payments of term-life and disability insurance in fiscal 1994, 1995 and 1996, respectively.

(4) Consists of $710, $1,500 and $2,294 of Company contributions to the Company's Savings Plan in fiscal 1994, 1995 and 1996, respectively, and $984 for payment of a term-life insurance in fiscal 1996.

(5) Consists of $1,500 and $2,137 of Company contributions to the Company's Savings Plan in fiscal 1995 and 1996, respectively.

(6) Consists of car allowance of $4,800 in fiscal 1995 and fiscal 1996, $1,500 and $1,661 of Company contributions to the Company's Savings Plan in fiscal 1995 and 1996, respectively.

(7) Does not include salary and bonus paid by Oak Creek prior to the Combination

(8) Option granted pursuant to the Company's Stock Compensation Plan. Options have been adjusted for 5 for 4 stock split on January 18, 1996.

OPTION/STOCK APPRECIATION RIGHT GRANTS DURING FISCAL 1996

                                           PERCENTAGE
                                            OF TOTAL                                     POTENTIAL REALIZED
                            NUMBER OF       OPTIONS/                                      VALUES AT ANNUAL
                            SECURITIES        SARS        EXERCISE                      RATES OF STOCK PRICE
                            UNDERLYING     GRANTED TO     OR BASE                         APPRECIATION FOR
                             OPTIONS/      EMPLOYEES       PRICE                            OPTION TERM
                               SARS        IN FISCAL        PER         EXPIRATION      --------------------
           NAME              GRANTED          YEAR         SHARE           DATE           5%          10%
           ----             ----------     ----------     --------     -------------    -------     --------
Finis F. Teeter............   25,000          5.52%        $ 9.57      June 9, 2001     $81,368     $184,596
Laurence A. Dawson, Jr.....   25,000          5.52%          9.57      June 9, 2001      81,368      184,596
Craig A. Reynolds..........   18,750          4.14%          8.70      June 9, 2001      55,478      125,861
Charles N. Carney, Jr......   18,750          4.14%          8.70      June 9, 2001      55,478      125,861
Jackie Holland.............   15,000          3.31%          8.70      June 9, 2001      44,382      100,689
James J. Fallon............   15,000          3.31%          8.70      June 9, 2001      44,382      100,689

AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES DURING FISCAL 1996 AND FISCAL YEAR END OPTION/ STOCK APPRECIATION RIGHT VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING
                                                         UNEXERCISED
                              SHARES                   OPTIONS/SARS AT      VALUE OF UNEXERCISED
                             ACQUIRED       VALUE       MAY 31, 1996        IN-THE-MONEY OPTIONS/
                            ON EXERCISE    REALIZED     EXERCISABLE/       SARS AT MAY 31, 1996(1)
           NAME                 (#)          ($)        UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
           ----              ----------    --------    ---------------    -------------------------
Finis F. Teeter............      --           --           --/25,000          $    --/$317,000
Laurence A. Dawson, Jr.....      --           --           --/25,000               --/ 317,000
Craig A. Reynolds..........      --           --           --/18,750               --/ 254,063
Charles N. Carney, Jr......      --           --           --/18,750               --/ 254,063
James J. Fallon............      --           --          750/18,000           11,888/ 250,800
Jackie H. Holland..........      --           --          750/18,000           11,888/ 250,800

- ---------------

(1) Value is calculated based on the difference between the option exercise price and $22.25 (the last price of the Common Stock on May 31, 1996) multiplied by the number of shares of Common Stock underlying the option.

COMPENSATION OF DIRECTORS

     Directors of the Company who are employees or affiliates of the Company do not receive compensation for their services as directors, although they are reimbursed for travel and lodging expenses in connection with their attendance at board meetings. The Company pays an annual fee in the amount of $10,000 and meeting fees of $1,000 per meeting to its directors who are not employees or affiliates of the Company ("Independent Directors"). In addition, each Independent Director will receive a nonqualified stock option to purchase 5,000 shares of Common Stock upon each person's initial election to the Board of Directors, which such options are immediately exercisable. Following his initial term as an Independent Director, if reelected, and every fourth year reelected thereafter, each Independent Director will receive a nonqualified option to purchase 10,000 shares of Common Stock. Each of such options would vest 25% annually, with the initial 25% becoming exercisable on the date of grant of the option and an additional 25% becoming exercisable on each of the first three anniversaries of the grant date.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements, effective as of June 1, 1994, with Messrs. Teeter and Dawson (the "Employment Agreements"). Under the Employment Agreements, Messrs. Teeter and Dawson will each (a) receive a base salary of $15,000 per month; (b) be entitled to receive bonuses equal to 2.25% of the Company's after-tax consolidated net income (paid annually); and (c) receive a car allowance of

$750 per month, plus reimbursement for all automobile expenses. Each Employment Agreement further provides that (a) the Company will maintain the existing Salary Continuation Agreement with such executive, which provides that, if such executive dies prior to the expiration of the term of his Employment Agreement or if he dies after he has become partially or permanently disabled during the term of his Employment Agreement, the Company will pay to such executive's beneficiary an amount equal to 75% of his then current annual salary, which amount shall be payable in 60 equal monthly installments; and (b) the Company will maintain the existing Disability Compensation Agreement with such executive, which provides such executive with disability benefits equaling 100% of his salary for the first ninety days or such other applicable waiting period under the policies underlying such agreement and 75% thereafter until the disability terminates or such executive dies. The Company partially insures its obligations under such Disability Compensation Agreements. Mr. Dawson's Employment Agreement provides that the Company will fund a split-dollar whole-life insurance policy, in the aggregate amount of $2.25 million, of which Mr. Dawson's life insurance trust is the beneficiary. The Company maintains a $1.5 million key-man life insurance policy on Mr. Dawson, with the Company as the beneficiary. Mr. Teeter's Employment Agreement provides that the Company will fund certain term-life insurance policies, aggregating $1 million in death benefits, with Mr. Teeter's spouse as owner and beneficiary, and provide to Mr. Teeter other benefits comparable to those provided to Mr. Dawson (or equivalent compensation).

     Each Employment Agreement continues until May 31, 1997, unless sooner terminated by the Company for "just cause" (as defined therein) or for other than "just cause" or by reason of the death or disability (as defined therein) of such executive. If either Employment Agreement is terminated by the Company for "just cause" or as a result of the executive's death or disability, such executive will be entitled to receive an amount equal to the compensation earned and accrued by him as of the date of such termination. In the event either Employment Agreement is terminated by the Company for any other reason (including the expiration of the term), such executive will be entitled to continue to receive his base salary, bonuses and benefits for the longer of one year thereafter or the remainder of the term of such Employment Agreement. Each Employment Agreement further provides that upon termination of any such Employment Agreement, for any reason, such executive will be subject to a one-year noncompetition agreement; provided, however, that in the event such termination is for any reason other than "just cause," such executive may terminate the noncompetition provision upon written notice to the Company, in which event all of the above post-termination compensation shall thereafter terminate.

STOCK PERFORMANCE CHART

     The line graph below compares the cumulative total shareholder return on the Company's Common Stock from July 12, 1994, the date of its initial public offering, through May 31, 1996, with the NASDAQ Stock Market-U.S. ("the NASDAQ Index") and a Peer Group Index. The companies included in the Peer Group Index include Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Oakwood Homes Corporation, Redman Industries, Inc., Schult Homes Corporation, Skyline Corporation and Southern Energy Homes, Inc. The graph assumes that $100 was invested at the beginning of the period and that any dividends during the period were reinvested. The Company's Initial Public Offering price of $6.40 was used as the beginning price of the Company's Common Stock.

      Measurement Period          Peer Group       American
    (Fiscal Year Covered)            Index         Homestar.        NASDAQ
          7/11/94                   100.00          100.00          100.00
          5/31/95                   102.79          139.06          122.32
          5/31/96                   167.32          347.66          175.92

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1996, the members of the Compensation Committee were primarily responsible for determining executive compensation, although certain matters were presented to the full Board of Directors for final approval. Finis
F. Teeter, Laurence A. Dawson, Jr., Craig A. Reynolds, Jackie H. Holland, Charles N. Carney, Jr. and James J. Fallon, each of whom is an executive officer of the Company, participated in deliberations concerning executive officer compensation.

     Two subsidiaries of the Company (American Homestar of Burleson, Inc. and American Homestar of Lancaster, Inc.) entered into lease agreements covering two manufacturing facilities (the "Burleson Facility" and the "Lancaster Facility"), in 1993. Under the Burleson Facility lease, Byway Partners Ltd. ("Byways"), a limited partnership of which Mr. Dawson was a limited partner and a family member was the general partner, received lease payments totaling $6,250 in June 1995. Under the Lancaster Facility Lease, MOAMCO Properties, Inc. ("MOAMCO"), a corporation owned by Mr. Teeter, received lease payments totaling $6,250 in June 1995. Additionally, MOAMCO, during the last fiscal year, leased to the Company three retail sales centers and the Company's former executive offices in Webster, Texas. Between June 1, 1995 and August 31, 1996, the Company and its subsidiaries paid $163,500 to MOAMCO under such leases. The Company believes that all of such lease agreements are on terms not less favorable than those generally available to unaffiliated parties for comparable properties. Under the terms of the leases covering the Burleson and Lancaster Facilities, the Company exercised its option to purchase each such facility in June 1995. The purchase prices for the Burleson Facility and the Lancaster Facility were $1.5 million and $1.45 million, respectively, based on independent appraisals and were ratified by the Independent Directors. Byways purchased the Burleson Facility in 1992 for $1,100,000. MOAMCO purchased the Lancaster Facility in 1992 for $1,010,000.

     It is the policy of the Company that any future transactions with affiliated individuals or entities will be on terms no less favorable to the Company than are reasonably available from unrelated third parties, and any such affiliated transactions will require the approval of a majority of the Independent Directors.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Directors, officers and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on representations from certain reporting persons, the Company believes that, during the year ended May 31, 1996, each of the officers, directors and greater than 10% shareholders complied with all such applicable filing requirements.

                                 PROPOSAL NO. 3

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP as independent certified public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending May 31, 1997 and proposes that the Company's shareholders ratify this selection. KPMG Peat Marwick LLP has served the Company in this capacity since 1983. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP.

                             SHAREHOLDER PROPOSALS

     Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the Company's 1997 Annual Meeting of Shareholders, such proposals must be received by the Company not later than May 23, 1997. Such proposals should be directed to American Homestar Corporation, 2450 South Shore Boulevard, Suite 300, League City, Texas 77573,
Attention: Secretary.

                                 OTHER BUSINESS

     The Board of Directors knows of no matter other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

     All costs incurred in the solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

     Accompanying this Proxy Statement is a copy of the Company's Annual Report for the fiscal year ended May 31, 1996 (the "Annual Report"). The Annual Report is not to be deemed a part of this Proxy Statement.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO AMERICAN HOMESTAR CORPORATION, ATTN: CRAIG A. REYNOLDS, SECRETARY, 2450 SOUTH SHORE BOULEVARD, SUITE 300, LEAGUE CITY, TEXAS 77573.

                                        By Order of the Board of Directors

                                        /s/ CRAIG A. REYNOLDS

                                        Craig A. Reynolds
                                        Secretary
Houston, Texas
September 6, 1996

                                   EXHIBIT A

                         AMERICAN HOMESTAR CORPORATION

               1994 AMENDED AND RESTATED STOCK COMPENSATION PLAN

                                   ARTICLE I

                                    THE PLAN

     1.1 NAME AND AMENDMENT TO PLAN. This plan will be known as the "American Homestar Corporation 1994 Amended and Restated Stock Compensation Plan." The Plan amends and restates the American Homestar Stock Compensation Plan, as previously amended, which first became effective on May 20, 1993. Capitalized terms used herein are defined in Article X hereof.

     1.2 PURPOSE. The Plan is intended to secure for the Company and its shareholders the benefits arising from ownership of Common Stock of the Company. The Plan is designed to help the Company and its Subsidiaries attract and retain superior personnel for positions of substantial responsibility and to provide Employees, Non-Employee Directors and Advisors with an additional incentive to contribute to the success of the Company. The Company intends that Incentive Stock Options granted pursuant to Article IV will qualify as "incentive stock options" within the meaning of Section 422 of the Code. Any Option granted pursuant to Article V will be clearly and specifically designated as not being an incentive stock option, as defined in Section 422 of the Code.

     1.3  EFFECTIVE DATE. The Plan will become effective upon the Effective
Date.

     1.4 ELIGIBILITY TO PARTICIPATE. Any Employee, Non-Employee Director or Advisor will be eligible to participate in the Plan; provided that Incentive Stock Options may be granted only to persons who are Employees. The Committee may grant Awards in accordance with such determinations as the Committee from time to time in its sole discretion may make; provided that Non-Employee Directors may receive Awards only pursuant to Section 5.5.

     1.5 MAXIMUM NUMBER OF SHARES OF COMMON STOCK SUBJECT TO AWARDS. The shares of Common Stock subject to Awards pursuant to the Plan may be either authorized and unissued shares or shares issued and thereafter acquired by the Company. Subject to adjustment pursuant to the provisions of Section 8.2, and subject to any additional restrictions elsewhere in the Plan, the maximum aggregate number of shares of Common Stock that may be issued from time to time pursuant to the Plan shall be 1,200,000. If shares of Restricted Stock are reacquired by the Company pursuant to the provisions of Section 6.1 of the Plan or if Options expire or terminate for any reason without having been exercised in full (other than termination in connection with the exercise of a Stock Appreciation Right), the reacquired shares and/or the shares not purchased or distributed will again be available for issuance under the Plan.

     1.6 CONDITIONS PRECEDENT. The Company will not issue or deliver any certificate for Plan Shares pursuant to the Plan prior to fulfillment of all of the following conditions:

          (a) The admission of the Plan Shares to listing on all stock exchanges on which the Common Stock is then listed, unless the Committee determines in its sole discretion that such listing is neither necessary nor advisable;

          (b) The completion of any registration or other qualification of the sale of the Plan Shares under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Committee in its sole discretion deems necessary or advisable; and

          (c) The obtaining of any approval or other clearance from any federal or state governmental agency that the Committee in its sole discretion determines to be necessary or advisable.

     1.7 RESERVATION OF SHARES OF COMMON STOCK. During the term of the Plan, the Company will at all times reserve and keep available such number of shares of Common Stock as may be necessary to satisfy the requirements of the Plan as to the number of Plan Shares. In addition, the Company will from time to time, as is necessary to accomplish the purposes of the Plan, use its best efforts to obtain from any regulatory agency having jurisdiction any requisite authority necessary to issue Plan Shares hereunder. The inability of the Company to obtain from any regulatory agency having jurisdiction the authority deemed by the Company's counsel to be necessary for the lawful issuance of any Plan Shares will relieve the Company of any liability in respect of the nonissuance of Plan Shares as to which the requisite authority has not been obtained.

     1.8  TAX WITHHOLDING.

          (a) Condition Precedent. The issuances of Plan Shares pursuant to Awards under the Plan are subject to the condition that if at any time the Committee determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any federal, state or local law is necessary or desirable as a condition of, or in connection with such issuances, then the issuances will not be effective unless the withholding has been effected or obtained in a manner acceptable to the Committee.

          (b) Manner of Satisfying Withholding Obligation. When a Participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with an Award, such payment may be made (i) in cash, (ii) by check, (iii) if permitted by the Committee, by delivery to the Company of shares of Common Stock already owned by the Participant having a Fair Market Value on the date the amount of tax to be withheld is to be determined (the "Tax Date") equal to the amount required to be withheld, (iv) with respect to Options, through the withholding by the Company ("Company Withholding") of a portion of the Plan Shares acquired upon the exercise of the Options (provided that, with respect to any Option held by a Reporting Participant, at least six months has elapsed between the grant of such Option and the exercise involving tax withholding) having a Fair Market Value on the Tax Date equal to the amount required to be withheld or (v) in any other form of valid consideration, as permitted by the Committee in its discretion; provided that a Reporting Participant shall not be permitted to elect to satisfy his withholding obligation through Company withholding; provided further, however, that the Committee, in its discretion, may require that a Reporting Participant's withholding obligation be satisfied through Company Withholding.

          (c) Notice of Disposition of Stock Acquired Pursuant to Incentive Stock Options. The Company may require as a condition to the issuance of Plan Shares covered by any Incentive Stock Option that the party exercising such Option give a written representation to the Company, which is satisfactory in form and substance to its counsel and upon which the Company may reasonably rely, that he will report to the Company any disposition of such shares prior to the expiration of the holding periods specified by Section 422(a)(1) of the Code. If and to the extent that the realization of income in such a disposition imposes upon the Company federal, state or local withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Company will have the right to require that the recipient remit to the Company an amount sufficient to satisfy those requirements; and the Company may require as a condition to the issuance of Plan Shares covered by an Incentive Stock Option that the party exercising such Option give a satisfactory written representation promising to make such a remittance.

     1.9 ACCELERATION IN CERTAIN EVENTS. The Committee may accelerate the exercisability of any Option (other than a Nondiscretionary Option) or Stock Appreciation Right or waive any restrictions with respect to shares of Restricted Stock in whole or in part at any time. Notwithstanding the provisions of any Option Agreement, Stock Appreciation Rights Agreement or Restricted Stock Agreement, the following provisions will apply:

          (a) Mergers and Reorganizations. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets of the Company by means of a sale, merger or other reorganization, liquidation or otherwise in a transaction in which the Company is not the surviving corporation, any Option or Stock Appreciation Right will become immediately exercisable with respect to the full number of shares subject to that Option or Stock Appreciation Right and all restrictions will lapse with respect to all shares subject to any award of Restricted Stock during the period commencing as of the date of the agreement to dispose of all or substantially all of the assets of the Company and ending when the disposition of assets contemplated by that agreement is consummated or the Award is otherwise terminated in accordance with its provisions or the provisions of the Plan, whichever occurs first; provided that no Option or Stock Appreciation Right will be immediately exercisable and no restrictions will lapse with respect to an award of Restricted Stock under this Section on account of any agreement of merger or other reorganization when the shareholders of the Company immediately before the consummation of the transaction will own at least fifty percent of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the consummation of the transaction. An Option or Stock Appreciation Right will not become immediately exercisable and no restrictions will lapse with respect to an award of Restricted Stock if the transaction contemplated in the agreement is a merger or reorganization in which the Company will survive.

          (b) Change in Control. In the event of a change in control or threatened change in control of the Company, all Options and Stock Appreciation Rights granted prior to the change in control or threatened change in control will become immediately exercisable, and all restrictions will lapse with respect to awards of Restricted Stock granted prior to the change in control or threatened change in control. The term "change in control" for purposes of this Section refers to the acquisition of 15% or more of the voting securities of the Company by any person or by persons acting as a group within the meaning of Section 13(d)(3) of the Exchange Act (other than an acquisition by (i) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) of the Company or of its Subsidiaries, including a trust established pursuant to such plan); provided that no change in control or threatened change in control will be deemed to have occurred (i) if prior to the acquisition of, or offer to acquire, 15% or more of the voting securities of the Company, the full Board has adopted by not less than two-thirds vote a resolution specifically approving such acquisition or offer or (ii) from (A) a transfer of the Company's voting securities by a person who is the beneficial owner, directly or indirectly, of 15% or more of the voting securities of the Company (a "15 Percent Owner") to (i) a member of such 15 Percent Owner's immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) either during such 15 Percent Owner's lifetime or by will or the laws of descent and distribution; (ii) any trust as to which such 15 Percent Owner or a member (or members) of his immediate family (within the meaning of Rule 16a-1(e) of the Exchange Act) is the beneficiary; (iii) any trust as to which such 15 Percent Owner is the settlor with sole power to revoke; (iv) any entity over which such 15 Percent Owner has the power, directly or indirectly, to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise; or (v) any charitable trust, foundation or corporation under
     Section 501(c)(3) of the Code that is funded by such 15 Percent Owner; or
     (B) the acquisition of voting securities of the Corporation by either (i) such 15 Percent Owner or (ii) a person, trust or other entity described in the foregoing clauses (A)(i)-(v) of this subsection. The term "person" for purposes of this Section refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. Whether a change in control is threatened will be determined solely by the Board of Directors.

     1.10 COMPLIANCE WITH SECURITIES LAWS. Plan Shares will not be issued with respect to any Award unless the issuance and delivery of the Plan Shares (and the exercise of an Option, if applicable) complies with all relevant provisions of federal and state law, including without limitation the Securities Act, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the Plan Shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The Committee may also require a Participant to furnish evidence satisfactory to the Company, including without limitation a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition or otherwise, that the Plan Shares are being acquired only for investment and without any present intention to sell or distribute the shares in violation of any federal or state law, rule or regulation. Further, each Participant will consent to the imposition of a legend on the certificate representing the Plan Shares issued pursuant to an Award restricting their transferability as required by law or by this Section.

     1.11 EMPLOYMENT OF PARTICIPANT. Nothing in the Plan or in any Award granted hereunder will confer upon any Participant any right to continued employment by the Company or any of its Subsidiaries or limit in any way the right of the Company or any Subsidiary at any time to terminate or alter the terms of that employment.

     1.12 INFORMATION TO PARTICIPANTS. The Company will furnish to each Participant copies of annual reports, proxy statements and all other reports sent to the Company's shareholders. Upon written request, the Company will furnish to each Participant a copy of its most recent Annual Report on Form 10-K and each quarterly report to shareholders issued since the end of the Company's most recent fiscal year.

                                   ARTICLE II

                                 ADMINISTRATION

     2.1 COMMITTEE. Subject to Section 2.2, the Plan will be administered by a Committee of not fewer than two members of the Board. No member of the Committee will be eligible to receive Awards under the Plan except as expressly provided in Section 5.5, and each such member will be a Non-Employee Director. Subject to the provisions of the Plan, the Committee will have the sole discretion and authority to determine from time to time the Employees and Advisors to whom Awards will be granted and the number of Plan Shares subject to each Award, to interpret the Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, to determine and interpret the details and provisions of each Option Agreement, Stock Appreciation Rights Agreement, and Restricted Stock Agreement, to modify or amend any Option Agreement, Stock Appreciation Rights Agreement or Restricted Stock Agreement or waive any conditions or restrictions applicable to any Options or Stock Appreciation Rights (or the exercise thereof) or to any shares of Restricted Stock, and to make all other determinations necessary or advisable for the administration of the Plan.

     2.2 GRANTS PRIOR TO INITIAL PUBLIC OFFERING. Notwithstanding the provisions of Section 2.1, prior to the date of the Company's initial public offering of Common Stock, the Plan will be administered by the full Board, and the Board shall have all of the powers of the Committee hereunder.

     2.3 APPOINTMENT OF COMMITTEE. The Committee will be appointed by the Board and will consist solely of Non-Employee Directors; provided that the Board may remove any Committee member, with or without cause.

     2.4 MAJORITY RULE; UNANIMOUS WRITTEN CONSENT. A majority of the members of the Committee will constitute a quorum, and any action taken by a majority present at a meeting at which a quorum is present or any action taken without a meeting evidenced by a writing executed by all members of the Committee will constitute the action of the Committee. Meetings of the Committee may take place by telephone conference call.

     2.5 COMPANY ASSISTANCE. The Company will supply full and timely information to the Committee on all matters relating to Employees, their employment, death, Retirement, Disability or other termination of employment, and such other pertinent facts as the Committee may require. The Company will furnish the Committee with such clerical and other assistance as is necessary to the performance of its duties.

                                  ARTICLE III

                                    OPTIONS

     3.1 METHOD OF EXERCISE. Each Option will be exercisable in accordance with the terms of the Option Agreement pursuant to which the Option was granted. No Option may be exercised for a fraction of a Plan Share.

     3.2 PAYMENT OF PURCHASE PRICE. The purchase price of any Plan Shares purchased will be paid at the time of exercise of the Option either (i) in cash,
(ii) by certified or cashier's check, (iii) if permitted by the Committee, in shares of Common Stock valued at the then Fair Market Value thereof, (iv) if permitted by the Committee, by cash or certified or cashier's check for the par value of the Plan Shares plus a promissory note for the balance of the purchase price, which note will contain such terms and provisions as the Committee may approve, including without limitation the right to repay the note partially or wholly with Common Stock, (v) by delivery of a copy of irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the Plan Shares purchased upon exercise of the Option or to pledge them as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price or (vi) in any other form of valid consideration, as permitted by the Committee in its discretion. If any portion of the purchase price or a note given at the time of exercise is paid in shares of Common Stock, those shares will be valued at the then Fair Market Value.

     3.3 WRITTEN NOTICE REQUIRED. Any Option will be deemed to be exercised for purposes of the Plan when written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Option and payment for the Plan Shares with respect to which the Option is exercised has been received by the Company in accordance with Section 3.2.

     3.4 RIGHTS OF PARTICIPANTS UPON TERMINATION OF EMPLOYMENT OR SERVICE. In the event a Participant who is an Employee shall cease to be an Employee or in the event a Participant who is a Director or Advisor shall cease to serve as a Director or Advisor for any reason other than death, Retirement, Disability or for Cause, (i) the Committee shall have the ability to accelerate the vesting of the Participant's Option (other than a Nondiscretionary Option), in its sole discretion, and (ii) such Participant's Option shall be exercisable (to the extent exercisable on the date of termination of employment or service as a Director or Advisor, or, if the vesting of such Option has been accelerated, to the extent exercisable following such acceleration) at any time within three months after the date of termination of employment or service as a Director or Advisor, unless by its terms the Option expires earlier or unless, with respect to a Nonqualified Stock Option (other than a Nondiscretionary Option), the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option; provided that the term of any such Nonqualified Stock Option shall not be extended beyond its initial term. In addition, a Participant's Option may be exercised as follows in the event such Participant ceases to serve as an Employee, Director or Advisor due to death, Disability, Retirement or for Cause:

          (a) Death. Except as otherwise limited by the Committee at the time of the grant of an Option, if a Participant dies while serving as an Employee, Director or Advisor, or within three months after ceasing to be an Employee, Director or Advisor, his Option shall become fully exercisable on the date of his death and shall expire 12 months thereafter, unless by its terms it expires sooner or unless, with respect to a Nonqualified Stock Option (other than a Nondiscretionary Option), the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option; provided that the term of any such Nonqualified Stock Option shall not be extended beyond its initial term. During such period, the Option may be fully exercised, to the extent that it remains unexercised on the date of death, by the Participant's personal representative or by the distributees to whom the Participant's rights under the Option shall pass by will or by the laws of descent and distribution.

          (b) Retirement. If a Participant ceases to serve as an Employee, Director or Advisor, as a result of Retirement, (i) the Committee shall have the ability to accelerate the vesting of the Participant's Option, in its sole discretion, and (ii) such Participant's Option shall be exercisable (to the extent exercisable on the effective date of such Retirement or, if the vesting of such Option has been accelerated, to the extent exercisable following such acceleration) at any time within three months after the effective date of such Retirement, unless by its terms the Option expires earlier or unless, with respect to a Nonqualified Stock Option (other than a Nondiscretionary Option), the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option; provided that the term of any such Nonqualified Stock Option shall not be extended beyond its initial term.

          (c) Disability. If a Participant ceases to serve as an Employee, Director or Advisor, as a result of Disability, the Participant's Option shall become fully exercisable and shall expire 12 months thereafter, unless by its terms it expires sooner or, unless, with respect to a Nonqualified Stock Option (other than a Nondiscretionary Option), the Committee agrees, in its sole discretion, to extend the term of such

     Nonqualified Stock Option; provided that the term of any Option shall not be extended beyond its initial term.

          (d) Cause. If a Participant ceases to be employed by the Company or a Subsidiary, or ceases to serve as a Director or Advisor, because the Participant is terminated for Cause, the Participant's Option shall automatically expire. If any facts that would constitute Cause for termination or removal of a Participant are discovered after the Participant's relationship with the Company has ended, any Options then held by the Participant may be immediately terminated by the Committee. Notwithstanding the foregoing, if a Participant is an Employee employed pursuant to a written employment agreement, or is an Advisor retained pursuant to a written agreement, the Participant's relationship with the Company will be deemed terminated for "cause" for purposes of the Plan only if the Participant is considered under the circumstances to have been terminated for cause for purposes of such written agreement.

     3.5 TRANSFERABILITY OF OPTIONS. Except as may be agreed upon by the Committee in accordance with the following paragraph, Options shall not be transferable other than by will or the laws of descent and distribution or, with respect to Nonqualified Stock Options, pursuant to the terms of a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and may be exercised during the lifetime of a Participant only by that Participant or by his legally authorized representative. The designation by a Participant of a beneficiary shall not constitute a transfer of the Option.

     The Committee may, in its discretion, provide in an Option Agreement that Nonqualified Stock Options, other than Nondiscretionary Options, granted hereunder may be transferred by the Participant to members of his immediate family, trusts for the benefit of such immediate family members and partnerships in which such immediate family members are the only partners, provided that there cannot be any consideration for the transfer.

                                   ARTICLE IV

                            INCENTIVE STOCK OPTIONS

     4.1 OPTION TERMS AND CONDITIONS. The terms and conditions of Options granted under this Article may differ from one another as the Committee may, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

     4.2 DURATION OF OPTIONS. Each Option granted under this Article will expire on the date determined by the Committee, but in no event will any Option granted under this Article expire earlier than one year or later than ten years after the date on which the Option is granted. In addition, each Option will be subject to early termination as provided elsewhere in the Plan.

     4.3 PURCHASE PRICE. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article will not be less than the Fair Market Value of the Plan Shares at the time of the grant of the Option.

     4.4 MAXIMUM AMOUNT OF OPTIONS FIRST EXERCISABLE IN ANY CALENDAR YEAR. The maximum aggregate Fair Market Value of Plan Shares (determined at the time the Option is granted) with respect to which Options issued under this Article are exercisable for the first time by any Employee during any calendar year under all incentive stock option plans of the Company and its Subsidiaries and affiliates may not exceed $100,000. Any Option granted under the Plan and first exercisable in excess of the foregoing limitations will be considered granted under Article V and will be clearly and specifically designated as not being an Incentive Stock Option.

     4.5 REQUIREMENTS AS TO CERTAIN OPTIONS. In the event of the grant of any Option to an individual who, at the time the Option is granted, owns shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries or affiliates within the meaning of Section 422 of the Code, the purchase price for the Plan Shares subject to that Option must be at least 110% of the Fair Market Value of those Plan Shares at the time the Option is granted, and the Option must not be exercisable after the expiration of five years from the date of its grant.

     4.6 INDIVIDUAL OPTION AGREEMENTS. Each Employee receiving Options under this Article will be required to enter into a written Option Agreement with the Company. In such Option Agreement, the Employee will agree to be bound by the terms and conditions of the Plan and such other matters as the Committee deems appropriate.

                                   ARTICLE V

                           NONQUALIFIED STOCK OPTIONS

     5.1 OPTION TERMS AND CONDITIONS. Subject to Section 5.5, the terms and conditions of Options granted under this Article may differ from one another as the Committee may, in its discretion, determine, as long as all Options granted under this Article satisfy the requirements of this Article.

     5.2 DURATION OF OPTIONS. Subject to Section 5.5, each Option granted under this Article and all rights thereunder will expire on the date determined by the Committee, but in no event will any Option granted under this Article expire later than ten years after the date on which the Option is granted. In addition, each Option will be subject to early termination as provided elsewhere in the Plan.

     5.3 PURCHASE PRICE. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option granted under this Article shall be determined by the Committee in its discretion.

     5.4 INDIVIDUAL OPTION AGREEMENTS. Each Employee receiving Options under this Article will be required to enter into a written Option Agreement with the Company. In such Option Agreement, the Employee will agree to be bound by the terms and conditions of the Plan and such other matters as the Committee deem appropriate.

     5.5 OPTION GRANTS TO NONEMPLOYEE DIRECTORS. Immediately and automatically upon initial election to the Board of Directors, each Nonemployee Director will receive a Nonqualified Stock Option to purchase 5,000 shares of Common Stock, which will be fully exercisable on the date of grant of such option. In addition, each Nonemployee Director will receive a Nonqualified Stock Option to purchase 10,000 shares of Common Stock in the year following his initial term as director, if reelected, and every fourth year thereafter. Each of such options would vest 25% annually, with the initial 25% becoming exercisable on the date of grant of the option and an additional 25% becoming exercisable on each of the first three anniversaries of the grant date. The purchase price for Plan Shares acquired pursuant to the exercise, in whole or in part, of any Option received by Nonemployee Directors will be the Fair Market Value of the Plan Shares on the date of grant. Each such Option will expire on the day prior to the tenth anniversary of the date of grant of such Option.

                                   ARTICLE VI

                                RESTRICTED STOCK

     6.1 TERMS AND CONDITIONS. Each Restricted Stock award confers upon the recipient thereof the right to receive a specified number of shares of Common Stock of the Company in accordance with the terms and conditions of each Participant's individual written agreement as set forth in Section 6.2. The general terms and conditions of the Restricted Stock awards shall be as follows:

          (a) Any shares of Common Stock awarded hereunder to a Participant shall be restricted for a period of time to be determined by the Committee for each Participant at the time of the award, which period shall be not less than one year or more than ten years. The restrictions shall prohibit the sale, assignment, transfer, pledge or other encumbrance of such shares, and will provide for possible reversion thereof to the Company in accordance with subparagraph (b) during the period of restriction.

          (b) All Restricted Stock awarded under this Plan to a Participant shall be forfeited and returned to the Company in the event the Participant ceases to be employed by the Company or one of its Subsidiaries prior to the expiration of the period of restriction, unless the Participant's termination of employment is due to his or her death, Disability or Retirement.

          (c) In the event of a Participant's death or Disability, the restrictions under subparagraph (a) will lapse with respect to all Restricted Stock awarded to the Participant under this Plan prior to any such event, and the shares of Common Stock involved shall cease to be Restricted Stock within the meaning of this Plan and shall no longer be subject to forfeiture to the Company pursuant to subparagraph (b).

          (d) In the event of a Participant's Retirement, the restrictions under subparagraph (a) shall continue to apply unless the Committee in its discretion shall shorten the restriction period.

          (e) Stock certificates issued with respect to awards of Restricted Stock made under this Plan shall be registered in the name of the Participant, but shall be delivered by him or her to the Company together with a stock power endorsed in blank. Each such certificate shall bear the following legend:

             "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, RESTRICTIONS ON TRANSFER AND CERTAIN OTHER TERMS AND CONDITIONS SET FORTH IN THE AMERICAN HOMESTAR CORPORATION 1994 STOCK COMPENSATION PLAN AND THE AGREEMENT BETWEEN THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND AMERICAN HOMESTAR CORPORATION ENTERED INTO PURSUANT TO SUCH PLAN."

          (f) Upon the lapse of a restriction period as determined pursuant to subparagraph (a), the Company will return the stock certificates representing the shares with respect to which the restriction has lapsed to the Participant or his or her legal representative, and pursuant to the instruction of the Participant or his or her legal representative will issue a certificate for such shares which does not bear the legend set forth in subparagraph (e).

          (g) Any other securities or assets (other than ordinary cash dividends) which are received by a Participant with respect to Restricted Stock awarded to him, which is still subject to restrictions provided for in subparagraph (a), will be subject to the same restrictions and shall be delivered by the Participant to the Company as provided in subparagraph
     (e).

          (h) From the time of grant of the Restricted Stock award, the Participant shall be entitled to exercise all voting rights attributable to the Restricted Stock, subject to forfeiture of such voting rights and the stock as provided in subparagraph (b).

     6.2 INDIVIDUAL AGREEMENTS. Each Participant receiving an award of Restricted Stock under this Article will be required to enter into a written Restricted Stock Agreement with the Company. In such Restricted Stock Agreement, the Participant will agree to be bound by the terms and conditions of the Plan and such other matters as the Committee deems appropriate.

                                  ARTICLE VII

                           STOCK APPRECIATION RIGHTS

     7.1 STOCK APPRECIATION RIGHTS. Stock Appreciation Rights may be granted under the Plan subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall determine.

     7.2. TERMS AND CONDITIONS. The Committee may, but shall not be obligated to, authorize, on such terms and conditions as it deems appropriate in each case, the Company to issue to a Participant a Stock Appreciation Right, which will entitle such Participant to receive an amount equal to (or if the Committee shall so determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right (or such other price as is set by the Committee), multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

     7.3 FORM OF GRANT. A Stock Appreciation Right may be granted in combination with, in addition to or completely independent of an Option or any other Award under the Plan.

     7.4 FORM OF PAYMENT. Payment upon exercise of a Stock Appreciation Right, may be made (i) in cash, (ii) by certified or cashier's check, (iii) if permitted by the Committee, in shares of Common Stock or (iv) in any other form of valid consideration, as permitted by the Committee, in its discretion. However, any Stock Appreciation Right exercised upon or subsequent to the occurrence of a change in control (as defined in Section 1.9(b)) shall be paid in cash.

     7.5 EXERCISE OF STOCK APPRECIATION RIGHTS; EFFECTS ON STOCK OPTIONS AND VICE-VERSA. Each Stock Appreciation Right will be exercisable in accordance with the terms of the Stock Appreciation Rights Agreement pursuant to which the Stock Appreciation Right is granted. Whenever a Stock Appreciation Right is granted in relation to an Option and the exercise of one affects the right to exercise the other, the number of Plan Shares available under the Option to which the Stock Appreciation Right relates shall decrease by a number equal to the number of Plan Shares for which the Stock Appreciation Right is exercised. Upon the exercise of an Option, any related Stock Appreciation Right shall terminate as to any number of Plan Shares subject to such Stock Appreciation Right that exceeds the total number of Plan Shares for which the Option remains unexercised.

     7.6 TERMINATION OF EMPLOYMENT OR SERVICE. Whenever a Stock Appreciation Right is granted in relation to a Nonqualified Stock Option and the exercise of one affects the right to exercise the other, in the event of the termination of the Participant's service with the Company, the Stock Appreciation Right may be exercised only during the period, if any, within which the Option to which it relates may be exercised. If a Stock Appreciation Right is granted independently of an Option under the Plan, the Committee shall determine, in its sole discretion, the Participant's rights with respect to the Participant's ability to exercise the Stock Appreciation Right in the event of the termination of the Participant's service with the Company.

     7.7. TANDEM INCENTIVE STOCK OPTION -- STOCK APPRECIATION RIGHT. Whenever an Incentive Stock Option and a Stock Appreciation Right are granted together and the exercise of one affects the right to exercise the other, the following requirements shall apply:

          (a) the Stock Appreciation Right will expire no later than the expiration of the underlying Incentive Stock Option;

          (b) the Stock Appreciation Right may be for no more than the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Common Stock subject to the underlying Incentive Stock Option at the time the Stock Appreciation Right is exercised;

          (c) the Stock Appreciation Right is transferable only when the underlying Incentive Stock Option is transferable, and under the same conditions;

          (d) the Stock Appreciation Right may be exercised only when the underlying Incentive Stock Option is eligible to be exercised; and

          (e) the Stock Appreciation Right may be exercised only when the Fair Market Value of the Common Stock subject to the underlying Incentive Stock Option exceeds the exercise price of the Plan Shares subject to the Incentive Stock Option.

     7.8 INDIVIDUAL STOCK APPRECIATION RIGHTS AGREEMENT. Each Participant receiving Stock Appreciation Rights pursuant to this Article shall be required to enter into a written Stock Appreciation Rights Agreement with the Company. In such Stock Appreciation Rights Agreement, the Participant shall agree to be bound by the terms and conditions of the Plan, the Awards made pursuant hereto, and such other matters as the Committee deems appropriate.

     7.9 WRITTEN NOTICE REQUIRED. Any Stock Appreciation Right will be deemed to be exercised for purposes of the Plan when written notice of exercise has been received by the Company at its principal office from the person entitled to exercise the Stock Appreciation Right.

                                  ARTICLE VIII

                     TERMINATION, AMENDMENT AND ADJUSTMENT

     8.1 TERMINATION AND AMENDMENT. The Plan will terminate on May 2, 2004. No Awards will be granted under the Plan after that date of termination. Subject to the limitations contained in this Section, the Committee may at any time amend or revise the terms of the Plan, including the form and substance of the Option Agreements, Stock Appreciation Rights Agreements, and Restricted Stock Agreements to be used in connection herewith; provided that, shareholder approval shall be obtained whenever necessary to comply with the rules of the exchange on which the Common Stock is traded or to comply with the Code. No amendment, suspension or termination of the Plan may, without the consent of the Participant who has received an Award hereunder, alter or impair any of that Participant's rights or obligations under any Award granted under the Plan prior to that amendment, suspension or termination.

     8.2 ADJUSTMENT. If the outstanding Common Stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment will be made in the maximum number and kind of Plan Shares as to which Awards may be granted under the Plan. A corresponding adjustment will be made in the number or kind of shares allocated to and purchasable under unexercised Options, Stock Appreciation Rights or shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change. Any such adjustment in outstanding Options and Stock Appreciation Rights will be made without change in the aggregate purchase price applicable to the unexercised portion of the Award, but with a corresponding adjustment in the price for each share purchasable under the Award. Any new or additional or different shares or securities that are distributed to a Participant, in his capacity as the owner of Restricted Stock acquired hereunder, shall be considered to be Restricted Stock and shall be subject to all of the conditions and restrictions provided herein applicable to Restricted Stock. The foregoing adjustments and the manner of application of the foregoing provisions will be determined solely by the Committee, and any such adjustment may provide for the elimination of fractional share interests.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 OTHER COMPENSATION PLANS. The adoption of the Plan will not affect any other stock option or incentive or other compensation plans in effect for the Company or any of its Subsidiaries, nor will the Plan preclude the Company or any of its Subsidiaries from establishing any other forms of incentive or other compensation for Employees.

     9.2 PLAN BINDING ON SUCCESSORS. The Plan will be binding upon the successors and assigns of the Company and any of its Subsidiaries that adopt the Plan.

     9.3 NUMBER AND GENDER. Whenever used herein, nouns in the singular will include the plural where appropriate, and the masculine pronoun will include the feminine gender.

     9.4 HEADINGS. Headings of articles and sections hereof are inserted for convenience of reference and constitute no part of the Plan.

                                   ARTICLE X

                                  DEFINITIONS

     As used herein with initial capital letters, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary:

     10.1 "Advisor" means any person performing advisory or consulting services for the Company or any Subsidiary of the Company, with or without compensation, to whom the Company chooses to grant Options in accordance with the Plan, provide that bona fide services must be rendered by such person and such services shall not be rendered in connection with the offer or sale of securities in a capital raising transaction.

     10.2 "Award" means a grant of Options under Articles IV and V of the Plan, an award of Restricted Stock under Article VI of the Plan, or an award of Stock Appreciation Rights under Article VII of the Plan.

     10.3  "Board" means the Board of Directors of the Company.

     10.4 "Cause" will mean an act or acts involving a felony, fraud, willful misconduct, the commission of any act that causes or reasonably may be expected to cause substantial injury to the Company or other good cause. The term "other good cause" as used in this Section will include, but will not be limited to, habitual impertinence, a pattern of conduct that tends to hold the Company up to ridicule in the community, conduct disloyal to the Company, conviction of any crime of moral turpitude and substantial dependence, as judged by the Committee, on alcohol or any controlled substance. "Controlled substance" means a drug, immediate precursor or other substance listed in Schedules I-V or Penalty Groups 1-4 of the Texas Controlled Substances Act, as amended, or a drug, immediate precursor or other substance listed in Schedules I-V of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

     10.5  "Code" means the Internal Revenue Code of 1986, as amended.

     10.6  "Committee" shall mean the Committee appointed in accordance with
Section 2.3.

     10.7 "Common Stock" means the Common Stock, par value $.05 per share, of the Company or, in the event that the outstanding shares of such Common Stock are hereafter changed into or exchanged for shares of a different stock or security of the Company or some other corporation, such other stock or security.

     10.8  "Company" means American Homestar Corporation, a Texas corporation.

     10.9 "Disability" of a Participant shall be deemed to occur whenever a Participant is rendered unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuing period of not less than 12 months.

     10.10  "Effective Date" means October 14, 1996.

     10.11 "Employee" means an employee of the Company or of any of its Subsidiaries that adopt the Plan, as defined under Section 3401(c) of the Code and the regulations promulgated thereunder.

     10.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     10.13 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     10.14 "Fair Market Value" means such value as will be determined by the Committee on the basis of such factors as it deems appropriate; provided that if the Common Stock is traded on a national securities exchange or transactions in the Common Stock are quoted on the NASDAQ National Market System, such value will be determined by the Committee on the basis of the last reported sale price for the Common Stock on the date for which such determination is relevant, as reported on the national securities exchange or the NASDAQ National Market System, as the case may be. If the Common Stock is not listed and traded upon a recognized securities exchange or on the NASDAQ National Market System, the Committee will make a determination of Fair Market Value on the basis of the closing bid and asked quotations for such stock on the date for which such determination is relevant (as reported by a recognized stock quotation service) or, in the event that there will be no bid or asked quotations on the date for which such determination is relevant, then on the basis of the mean between the closing bid and asked quotations on the date nearest preceding the date for which such determination is relevant for which such bid and asked quotations were available. In no event shall "Fair Market Value" be less than the par value of the Common Stock.

     10.15  "Incentive Stock Option" means an Option granted under Article IV.

     10.16 "Nondiscretionary Option" means a Nonqualified Stock Option granted to a Nonemployee Director under Section 5.5.

     10.17 "Nonemployee Director" means any director of the Company who is not an officer or Employee.

     10.18  "Nonqualified Stock Option" means an Option granted under Article V.

     10.19 "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan.

     10.20 "Option Agreement" means an agreement between the Company and a Participant with respect to one or more Options.

     10.21 "Participant" means an Employee, Nonemployee Director or Advisor to whom an Award has been granted hereunder.

     10.22 "Plan" means the American Homestar Corporation 1994 Stock Compensation Plan, as amended from time to time.

     10.23 "Plan Shares" means shares of Common Stock issuable pursuant to the Plan.

     10.24 "Reporting Participant" means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

     10.25  "Restricted Stock" means an award of Common Stock granted under
Article VI.

     10.26 "Restricted Stock Agreement" means an agreement between the Company and a Participant with respect to an award of Restricted Stock.

     10.27 "Retirement" of a Participant shall be deemed to be retirement after reaching (i) age 65 or (ii) age 55 and having completed 10 years of service with the Company.

     10.28  "Securities Act" means the Securities Act of 1933, as amended.

     10.29 "Stock Appreciation Rights" means Awards issued pursuant to Article VII.

     10.30 "Stock Appreciation Rights Agreement" means an agreement between the Company and a Participant with respect to Stock Appreciation Rights.

     10.31 "Subsidiary" means a subsidiary corporation of the Company, as defined in Section 424(f) of the Code.

                         AMERICAN HOMESTAR CORPORATION
                     Proxy - Annual Meeting of Shareholders

P       The undersigned hereby appoints Laurence A. Dawson, Jr. and Craig A.
    Reynolds, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse side, all stock of American Homestar Corporation owned by the
R undersigned at the Annual Meeting of Shareholders to be held at South Shore Harbour Hotel, 2500 South Shore Boulevard, League City, Texas 77573, on Friday, October 11, 1996, at 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment thereof, including
O   the matters set forth on the reverse side.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS
X GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (ii) FOR THE AMENDMENT TO THE 1994 STOCK COMPENSATION PLAN, (iii) FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND (iv) IN THE
Y DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                          (Continued on reverse side)

- -------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                         (CONTINUED FROM OTHER SIDE)         Please mark
                                                             your votes as   [X]
                                                             indicated in
                                                             this example

1. Election as Directors of the eight nominees listed below (except as indicated to the contrary below):

                    FOR ALL             WITHHOLD AUTHORITY
                   NOMINEES           to vote on one or more
                                     nominees as struck out to
                                           the right.

                     [ ]                      [ ]

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE WITHHOLD BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

Finis F. Teeter, Laurence A. Dawson, Jr., Craig A. Reynolds, Jackie H. Holland, Charles N. Carney, Jr., James J. Fallon, William O. Hunt and Jack L. McDonald

2. Amendment of the 1994 Stock Compensation Plan.

                  FOR              AGAINST            ABSTAIN

                  [ ]                [ ]                [ ]

3. Ratification of the selection of KPMG Peat Marwick LLP as the Company's independent certified public accountants.

                  FOR              AGAINST            ABSTAIN

                  [ ]                [ ]                [ ]

4. In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.


Dated:                                                                    , 1996
       -------------------------------------------------------------------


- --------------------------------------------------------------------------------
                                  Signature

- --------------------------------------------------------------------------------
                         (Signature if held jointly)

Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.

This proxy may be revoked prior to the exercise of the powers conferred by the proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

- --------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -